EXHIBIT 12

                     HASBRO, INC. AND SUBSIDIARIES
           Computation of Ratio of Earnings to Fixed Charges
     Thirty-Nine Weeks and Thirteen Weeks Ended September 25, 1994

                         (Thousands of Dollars)



                                              Thirty-Nine      Thirteen
                                                 Weeks           Weeks
                                              -----------     ----------

Earnings available for fixed charges:
  Net earnings                                  $ 99,220         75,151
  Add:
    Cumulative effect of change
     in accounting principles                      4,282              -
    Fixed charges                                 28,804         12,181
    Income taxes                                  64,794         47,045
                                                 -------        -------
      Total                                     $197,100        134,377
                                                 =======        =======


Fixed Charges:
  Interest on long-term debt                     $ 8,855          3,006
  Other interest charges                           9,966          5,770
  Amortization of debt expense                       345            152
  Rental expense representative
   of interest factor                              9,638          3,253
                                                 -------        -------
      Total                                     $ 28,804         12,181
                                                 =======        =======

Ratio of earnings to fixed charges                  6.84          11.03
                                                 =======        =======